Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT Announces sale of liquid drug manufacturing plant and other assets for $10.5 million

--Transaction a Key Element of Company’s Plan to Streamline Operations and Reduce Costs; Proceeds Further Strengthens Cash Position--

Philadelphia, PA – March 4, 2022 – Lannett Company, Inc. (NYSE: LCI) today announced that it has entered into material definitive agreements to sell its liquid drug manufacturing facility in Carmel, NY, as well as equipment located at the Carmel facility, certain Abbreviated New Drug Applications (ANDAs) and other assets to a private company for $10.5 million in cash, of which $9.0 million is due at closing. The transaction is anticipated to close within the next several weeks.

“With this transaction, we are streamlining our manufacturing operations and substantially reducing overhead expenses, important elements of our previously announced restructuring plan,” said Tim Crew, chief executive officer of Lannett. “Moreover, we are strengthening our cash position and capturing value from non-core assets. I am also pleased that the buyer has agreed to retain nearly all of the existing employees currently working at the Carmel plant.”

The companies also entered into a supply agreement, effective after the closing of the above mentioned transactions. Under the agreement, the buyer will manufacture on behalf of Lannett certain products at the Carmel facility for a period of up to 18 months, until such time as Lannett can transfer the manufacturing of such products to its other facility.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, successfully completing the transaction to sell the Carmel plant, equipment, ANDAs and other assets, successfully transferring manufacturing of certain products from the Carmel plant to other facilities and achieving cost savings, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time, including the prospectus supplement related to the proposed offering to be filed with the SEC. These forward-looking statements represent the Company's judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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